EXHIBIT 5.1

Opinion and Consent of Counsel

Law Office of David M. Griffith,

A Professional Corporation

One World Trade Center, Suite 800, Long Beach, CA 90831-0800

Office/Voice Mail: 562.240.1040 | Fax: 562.438.3632

Mobile: 562.716.8898 | Email: David@DGrifflaw.com

                    , 2006

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington D.C. 20549

Re:	INFO-HOLD, INC.

Form SB-2 Registration Statement

OPINION OF COUNSEL

Ladies and Gentlemen:

We have acted as counsel to Info-hold, Inc. (“Info-hold”) in connection with the preparation and filing of a Registration Statement on Form SB-2. The registration statement covers the registration under the Securities Act of 1933, as amended, of 8,000,000 units. Each unit consists of one common share and one warrant to purchase one common share with an exercise price of $0.30 for a period of two years. We have examined the registration statement, Info-hold’s articles of incorporation and bylaws, as amended, and minutes of meetings of its board of directors.

Based upon the foregoing, and assuming that the units and the common shares and warrants comprised in the units have been and will be issued and that Info-hold will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states or foreign jurisdictions in which the units and the common shares and warrants comprised in the units have been and may be sold, we are of the opinion that the units and the common shares and warrants comprised in the units have been and will be validly issued, fully paid and nonassessable. We are also of the opinion that the registered units and the underlying warrants are binding obligations of Info-hold and that the common shares underlying the warrants will, when issued upon exercise of the warrants, be validly issued, fully paid and non- assessable.

This opinion opines upon Delaware law, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.

This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based on our knowledge of the law and facts as of the date hereof.

This opinion does not address or relate to any specific state securities laws. We assume no duty to communicate with Info-hold in respect to any matter which comes to our attention hereafter.

CONSENT

We consent to the use of this opinion as an exhibit to the registration statement and to the reference to our firm in the prospectus that is made a part of the registration statement under the heading “Legal Matters.”

Sincerely,

Law Office of David M. Griffith,
A Professional Corporation

/s/ David M. Griffith
David M. Griffith